                          MANUFACTURING SERVICES AGREEMENT


                                      between



                              TANISYS TECHNOLOGY, INC.
                               12201 Technology Blvd.
                                  Austin, TX 78727


                                        and


                    TOSHIBA AMERICA ELECTRONIC COMPONENTS, INC.
                                  9775 Toledo Way
                               Irvine, CA 92618-1811

                          MANUFACTURING SERVICES AGREEMENT

     This Manufacturing Services Agreement (the "Agreement") is entered into effective March 1, 1998 (the "Effective Date") by and between Toshiba America Electronic Components, Inc., incorporated in the state of California, with offices at 9775 Toledo Way, Irvine, California 92618-1811 (hereinafter referred to as "Toshiba") and Tanisys Technology, Inc., incorporated in the state of Wyoming, with offices at 12201 Technology Blvd., Suite 125, Austin, Texas 78727-6101 (hereinafter referred to as "Tanisys").

                                  WITNESSETH:

     WHEREAS, Toshiba desires to enter into a business relationship involving the regular performance of certain manufacturing services, including, but not limited to, printed circuit board design and layout, material procurement, assembly, test and marking operations for Toshiba memory products, and;

     WHEREAS, Tanisys desires to enter into such a business relationship to perform such services for Toshiba.

     NOW, THEREFORE, in consideration of the mutual promises, covenants, and agreements contained in the Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Toshiba and Tanisys hereby agree to the following terms and conditions for the performance of manufacturing services by Tanisys for Toshiba.

                            1. PURPOSE OF THIS AGREEMENT

     (A) The purpose of this Agreement is to provide certain terms and conditions which shall be applicable to the manufacturing services ("Services"). All terms and conditions on Toshiba's purchase orders for such Services shall apply to the Services except to the extent such terms and conditions are changed or modified by this Agreement.

     (B) This Agreement creates no obligation, express or implied, for Toshiba to order or purchase any specific Services or quantity of Services from Tanisys, nor does it limit in any way Toshiba's right to perform the Services itself or to have others to perform the same or similar Services for any reason.

     (C) It is the mutual intention of the parties that Tanisys is and shall be an independent contractor for the Services and the sole employer and/or principal of any and all persons performing the Services. Under no circumstances shall Tanisys or its employees or agents be entitled to participate in the profit sharing, pension, or other plans established for the benefit of Toshiba's employees.

                                 2. DURATION AND TERMINATION

     (A) This Agreement shall be effective from the date first written above, and it shall continue in full force and effect for an initial term of one year. It shall be automatically renewed for successive periods of one year each unless either party provides the other with written notice of termination at least ninety (90) days prior to the initial or applicable successive termination dates.

     (B) After the initial one year term, either party may terminate this Agreement by providing written notice of termination to the other of at least one hundred and eighty (180) days in advance.

     (C) Either party may terminate this Agreement at any time for cause, in the event that any material breach by the other remains uncured for more than thirty
(30) days after notice of such condition, or in the event the other party files or has filed against it any bankruptcy, insolvency, or receivership proceeding. The written notice of material breach or unreasonable default shall specify the conditions constituting the breach or default and the corrective action, if any, which must be undertaken to cure such breach or default. If, by the date of termination set forth in the written notice, the party providing such notice determines that the condition has been cured or that satisfactory arrangements have been undertaken to cure such condition, then this Agreement shall continue in force and effect. Otherwise, this Agreement may be terminated by such party by written notice to the other party.

     (D) The provisions of Articles 2, 12, 13(C), 16, 17 and 18 shall survive termination of this Agreement regardless of reason.

     (E) After notice of termination is tendered, each parties' representative shall prepare for an orderly termination of the Agreement, and for return to the owning party its property, records, specifications, and Confidential Information. The parties agree to provide as orderly a transition toward the effective date of termination as is possible.

     (F) Upon orderly termination, Toshiba shall purchase from Tanisys all of its actual work process for Toshiba, and all raw materials or piece parts required for such work for up to the ninety (90) day forecast period referenced in Article 8(A), if the purchase of such raw materials or piece parts could not be canceled by Tanisys or for any charges upon cancellation of such orders. Freight expense of all supplied hardware and materials shall be borne by Toshiba. Termination of this Agreement shall not relieve Toshiba of its obligation to pay for all goods shipped, services performed, and other amounts invoiced hereunder prior to termination.

                      3. CONSIGNMENT OF COMPONENTS TO TANISYS

     (A) As used in this Agreement, the term "Consigned Components" shall mean and include any and all material or components owned by Toshiba and provided to Tanisys for the performance of the Services.

Title to the Consigned Components shall at all times remain in Toshiba, but risk of loss and damage to any item of the Consigned Components shall pass to Tanisys during such time as the item is in the possession of Tanisys or any employee, subcontractor or agent of Tanisys. Consigned Components may be shipped directly to Tanisys under this contract. Any Consigned Components not used in the manufacturing process will be immediately returned to Toshiba's inventory and added to the inventory records. Any Consigned Component that fails in the manufacturing process will be returned immediately to Toshiba with a complete explanation of the cause of the failure. Upon completion of the Tanisys and Toshiba Inventory Management Service Agreement ("IMSA"), the Consigned Components shipping instructions by Toshiba may be taken directly from Toshiba's inventory which is managed by Tanisys under the terms of the executed IMSA.

     (B) Tanisys agrees to develop, implement, and utilize procedures to fully account for Consigned Components as it is transferred between the parties, and to comply with Toshiba's reasonable written instructions regarding inventory accounting procedures.

     (C) Upon any transfer, the receiving party shall be responsible for inspecting of any transferred material and notifying the other in writing immediately, but not later than three (3) business days thereafter, of any item which is not in good, proper working condition.

     (D) Upon notice, Toshiba shall have the right to enter Tanisys' premises at any time during regular business hours to inspect the Consigned Components.

                         4. SPECIFICATIONS FOR THE SERVICES

     (A) Tanisys agrees that the Services shall conform to Toshiba's visual/mechanical marking, and electrical and packaging specifications set forth in each purchase order.

     (B) Toshiba may change any specifications by providing written notice to Tanisys. If any such change is incompatible with Tanisys' existing equipment or would adversely affect Tanisys' existing productivity rates, Tanisys shall promptly notify Toshiba, and the parties shall in good faith negotiate a reasonable, mutually acceptable solution. Toshiba may request technical changes of the items to be manufactured and Tanisys must comply with such change request. Tanisys will inform Toshiba within ten (10) working days after receiving such requests of the result of its evaluation of the change in writing. The parties shall mutually agree upon prices and implementation schedules for such changes.

     (C) If Tanisys is required to apply Toshiba's name, trademark, logo, or similar information ("Marks") on any units of the manufacturing assembly ("DRAM Modules"), Tanisys agrees that it will not acquire or claim any right, title, or interest thereto nor will it use any of the Marks in any other manner except as has been specifically authorized in writing by Toshiba. All Marks shall be the property of Toshiba.

                                 5. PROCESS CHANGES

     (A) During and after any qualification period for the Services, either party may initiate change notices regarding processes or materials. The party initiating such change notices will document and transmit the proposed change to the other party, who shall acknowledge receipt. Any change notice shall provide at least ten (10) business days before proposed implementation. The parties shall discuss any change notices and any associated pricing impact and mutually agree to any change before it may be implemented.

     (B) After any qualification period, Tanisys shall not change any processes or materials which might affect the Services without having first obtained prior written approval from Toshiba.

                                      6. SCRAP

     (A) Tanisys shall dispose of any scrap (non-Toshiba component related) generated while performing the Services in accordance with applicable law.

     (B) Tanisys shall account for and return on a lot build basis, but not to exceed one week, all defective components or similar items of the Consigned Components to Toshiba, inside boxes separate from any Services and clearly marked so as to identify non-product.

     (C) Tanisys shall account for every scrap Consigned Component on the monthly inventory reports and indicate percentage scrap of the total monthly Consigned Component usage. Tanisys shall use best efforts to meet a goal of scrap being less than or equal to 0.03% of the total monthly Consigned Component usage. If scrap is equal to or greater than 0.05% of the total monthly Consigned Component usage, but less than 0.08%, Tanisys shall conduct a failure analysis and develop a corrective action plan. If scrap is equal to or greater than 0.08% of the total monthly Consigned Component usage, Tanisys and Toshiba shall conduct a joint failure analysis and mutually determine an appropriate remedy.

     (D) Tanisys shall provide a report of all scrap returns per Article 6(B), which shall be reviewed monthly by the parties.

                                    7. PACKAGING

     (A) All packaging by Tanisys relating to the Services shall be of antistatic materials, and shall be resistant to any damage which may result in a failure to meet specifications. Toshiba must be notified of changes in existing packaging, even if still within Toshiba specifications.

     (B) Except and only to the extent otherwise specified in writing by Toshiba, Tanisys shall make no reference or identification in its packaging of any goods, boxes, or containers, which would indicate that Tanisys is the manufacturer of the goods.

                             8. SCHEDULING AND DELIVERY

     (A) Toshiba shall supply Tanisys with monthly rolling forecasts for its anticipated requirements for the Services for the subsequent ninety (90) days. Actual orders, however, shall be made only by purchase orders or releases against existing purchase orders.

     (B) Toshiba and Tanisys shall conduct monthly reviews of Tanisys' inventory of Consigned Components to determine if any inventory is obsolete and/or excess beyond the current or next quarter's forecasted requirements. Toshiba shall request Tanisys to return any inventory that has been mutually determined to be obsolete and/or excess.

     (C) Toshiba shall provide Tanisys with existing purchase order numbers, to cover all deliveries of the Services. Toshiba may, by written notification, make changes to shipping instructions, quantities, or delivery schedules specified in any blanket purchase orders, estimates or rolling forecasts.

     (D) Toshiba shall deliver the corresponding equivalent Consigned Components to Tanisys for the daily Services for DRAM Modules. Tanisys in turn shall provide assembly and test services for such Consigned Components and ship completed DRAM Modules to Toshiba within two (2) weeks of receipt of purchase order and Consigned Components. Time is of the essence in the delivery of DRAM Modules under this Agreement.

     (E) Tanisys shall include with every shipment a packing slip stating the purchase order number and the shipment date, and describing the DRAM Modules shipped, identified by Tanisys and Toshiba DRAM Modules part numbers, with quantity and of each type of DRAM Modules, and if included, the defective Consigned Components identified by Toshiba part number, with the quantity of each and a description of the defect.

     (F) Freight to ship the Services shall be F.O.B. Tanisys dock. All shipments shall be delivered to such address(es) as may be designated by Toshiba.

                            9. PAYMENT FOR THE SERVICES

     (A) Prices for the Services will be fixed for a calendar quarter and include the appropriate packaging as specified by Toshiba. The title and risk of loss to the DRAM Modules will be transferred from Tanisys at the time at which Tanisys deposits the properly packed DRAM Modules with the freight carrier designated by Toshiba at Tanisys' facilities.

     (B) Price negotiations shall be conducted during the second month prior to the new quarter, initially in May 1998, unless mutually agreed by both parties not to change pricing from the last agreed price.

     (C) If the parties cannot or fail to agree in writing on actual prices for any DRAM Modules product line(s) within thirty (30) days after commencing pricing negotiations, then either Tanisys or Toshiba shall have the right to cancel that DRAM Modules product line(s), effective at the end of the following calendar quarter. The prices for DRAM Modules product line(s) in the circumstance shall be the last agreed price.

     (D) Tanisys shall submit all original invoices upon shipment, referencing Toshiba's purchase order number, to Toshiba's Accounts Payable department, at Toshiba America Electronic Components, Inc., Attn: Accounts Payable, 9775 Toledo Way, Irvine, CA 92618-1811. Toshiba shall pay Tanisys Net 30 days from the date of Tanisys' invoice. Payment shall not preclude refund or additional payment found due after any audit of Tanisys' records by Toshiba.

                                   10. WARRANTIES

     (A) Tanisys warrants that, for a period of one (1) year following acceptance of any DRAM Modules of the Services by Toshiba, such DRAM Modules shall conform to the specifications, and shall be free from any defects in materials or workmanship supplied by Tanisys. If any DRAM Modules fail at Toshiba's or Toshiba's customers incoming test, it will be returned to Tanisys immediately for analysis and rework. Tanisys will rework and/or repair these DRAM Modules and return them to Toshiba or the Toshiba customer on a timely basis, as specified in 10(D) below. In addition, Tanisys will provide to Toshiba a written failure analysis report within one (1) week.

     (B) Tanisys further warrants that all services provided for the Services shall be performed by careful, efficient, and qualified workers in a workmanlike manner that conforms to the best quality standards for comparable work practiced by service providers.

     (C) For any DRAM Modules of the Services not as warranted, Tanisys shall either remanufacture the DRAM Modules if returned, replace the DRAM Modules, pay Toshiba for the cost of the DRAM Modules, or accept an offset against Tanisys' billings, as mutually agreed. All costs associated with returns, replacements, rework, and corrections shall be at Tanisys sole expense, including all labor, materials, installation, repair, service, transportation, and other charges. Tanisys expressly assumes all the risk of loss or damage to DRAM Modules returned while same are in transit.

     (D) The above warranties shall not apply to DRAM Modules which become defective as a result of a defect of any kind in die and/or any other piece parts supplied by Toshiba, Toshiba's alteration or repair, or which have been subjected to misuse, negligence, or overstress due to circuit or system design.

     (E)  All warranties shall survive the acceptance and payment by Toshiba.

                                   11. INSURANCE

     (A) Tanisys shall have and shall maintain, in full force and effect, and at its sole expense, the following forms of insurance:

          (1) at least $1,000,000 of Insurance to cover any loss, theft, and/or damage to the Consigned Components in the amount of the full replacement cost thereof;

          (2) worker's compensation and occupational disease insurance within statutory limits; and

          (3) public liability and property damage liability insurance, under the comprehensive general liability form, with limits of liability of no less than $1,000,000 including contractual liability coverage for the indemnity obligations specified in the Agreement, and a Products/Completed Operations Endorsement.

     (B) Tanisys shall not accept a purchase order or perform any of the Services until such time as it may have in force insurance in the forms and of the types specified in the preceding paragraph.

     (C) Toshiba reserves the right to require other reasonable forms of insurance and/or faithful performance guarantee bonds by giving Tanisys written notice of said additional requirements.

     (D) The procurement and maintenance of insurance specified in this Article shall not limit or affect any liability which the Tanisys might have of virtue of this Agreement or otherwise.

                               12. RECORDS AND AUDITS

     (A) Tanisys shall implement and utilize such records, procedures, and systems as may be specified by Toshiba in writing from time to time to document, record, and account for the performance of the Services, compliance with specifications, the location and use of the Consigned Components, quality control and reliability processes, shipment and delivery history, invoicing and payment history, and similar matters. Tanisys agrees to permit representatives of Toshiba to inspect, audit, and copy such books, records, and documentation in Tanisys' possession or control.

     (B) Tanisys shall send to Toshiba, via personnel computer interface within two (2) working days of the last day of each calendar month, an inventory report which shall include the following:

     (1) the month ending inventory of Consigned Components, by device type, and

     (2) the total number of defective Consigned Components shipped to Toshiba during the fiscal month, by device type.

     Tanisys shall account for every Consigned Component on the monthly inventory reports.

                    13. CONFIDENTIALITY/NON-DISCLOSURE AGREEMENT

     (A) In the course of doing business under this Agreement, one party may furnish to the other party software, data, designs, drawing, tracings, plans, layouts, specifications, samples, equipment, and other written information which may be confidential and proprietary to the furnishing party, which is hereinafter called "Confidential Information". All Confidential Information shall be marked CONFIDENTIAL or the equivalent by the furnishing party. Any Confidential Information which is furnished orally shall be confirmed in writing within thirty (30) days of the disclosure. It is agreed that during the term of the contract and for a period of five (5) years after termination of this Agreement, the receiving party shall: (1) restrict dissemination of Confidential Information to only those employees who must be directly involved in using the Confidential Information in the performance of the Services; and (2) use the same degree of care as for its own information of like importance, but at least use reasonable care, in safeguarding against disclosure of Confidential Information.

     (B) During the term of this Agreement, and not withstanding any other provisions of this Agreement, nothing received by the receiving party shall be construed as Confidential Information which is now available or becomes available to the public through no breach of this Agreement by the receiving party, is released in writing by the furnishing party, is lawfully obtained from a third party or parties or is known to the receiving party prior to such disclosure by the furnishing party, or is at any time developed by the receiving party prior to such disclosure, or is at any time developed by the receiving party independently of such disclosure or disclosures by the furnishing party.

     (C) The parties shall not disclose the terms of this Agreement to others, except by mutual agreement and as required by law and various regulatory agencies or as may be necessary to enforce the terms of this Agreement.

     (D) Each party agrees not to disclose to the other party the confidential or proprietary information of others.

     (E) Tanisys shall within thirty (30) days after the termination or expiration of the Agreement, forward to Toshiba, or to its designee, all Confidential Information of Toshiba which may be in its possession, and Tanisys shall thereafter make no further use, either directly or indirectly, of such Confidential Information.

     (F) The only rights or licenses which either party may claim as being granted hereunder are those which are expressly granted hereunder, and no rights or licenses are conveyed to either party or to any third party by implication, waiver, or estoppel.

     (G) Any breach of the provisions in this Article shall be a material breach of the Agreement.

                                     14. SECURITY

     (A) Tanisys agrees to take an necessary precautions to secure the areas in its facility related to the performance of the Services and to the Consigned Components. Toshiba shall have the right to audit Tanisys security practices, policies, procedures, and measures as they relate to the performance of the Services, and to specify such changes as may be reasonably required to protect the Services or the Consigned Components.

     (B) Tanisys shall immediately report to Toshiba any breaches or suspected breaches of its security, but such reporting shall not relieve Tanisys of its responsibilities hereunder.

                                   15. NOTICES

     (A) In any case where a notice or other communications is to be given or made pursuant to any provision of this Agreement, such notice or communication will be deemed to be received when given or made as follows: if by hand delivery, on the day delivered; if by telex, cable, fax, or telegraph, on the next business day following the date sent, or if by mail, on the third calendar day following posting by certified or registered mail, return receipt requested.

     (B) All such notices mailed to Toshiba will be sent postage prepaid and addressed to each of the following:

              Toshiba America Electronic Components, Inc.
              9775 Toledo Way
              Irvine, CA 92618-1811
              Attn: North American Manufacturing, Ted Bruce

     (C) All such notices mailed to Tanisys will be sent postage prepaid and addressed to:

              Tanisys Technology, Inc.
              12201 Technology Blvd., Suite 125
              Austin, Texas 78727-6101
              Attention: Vice President Sales & Service, John Bennett

                          16. OTHER OBLIGATIONS OF TANISYS

     In the performance of this Agreement, the parties shall comply with all applicable federal, state, and local laws and ordinances, and rules, regulations, and orders of any duly constituted authority including, but not limited to, those relating to social security and income taxes, workers' compensation insurance, unemployment compensation insurance, environmental regulation, transportation, and occupational safety and health.

     The parties shall not export, directly or indirectly, any technical data acquired from the furnishing party under this Agreement, or any products utilizing any such data, to any county for which the U.S. Government or any agency thereof at the time of export requires an export license or other government approval without first obtaining such license or approval.

                            17. MISCELLANEOUS PROVISIONS

     (A) This Agreement contains the complete and exclusive statement of the agreement and understanding of Toshiba and Tanisys relating to the subject matter of this Agreement, and it supersedes all other agreements, understandings, communications, and proposals, oral or written, between the parties. Any amendment of this Agreement must be in writing and signed by authorized representatives of Toshiba and Tanisys.

     (B) If any provision of this Agreement should become fully or partially invalid or unenforceable for any reason whatsoever, or violate any applicable law, this Agreement is to be considered divisible as to such provision and such provision deleted from this Agreement, and the reminder of this Agreement shall be valid and binding as if such provision were not included herein. A new provision shall be substituted for any such deleted provision which shall come as close as what the parties intended, as far as legally possible, according to the sense and purpose of this Agreement.

     (C) No waiver of any right, or failure to exercise any remedy, with respect to any matter or even which is subject to this Agreement, shall serve or be deemed to be a waiver of such right or remedy with respect to any other matter or event, or to constitute a precedent for purposes of the interpretation of this Agreement.

     (D) Neither party shall be liable in damages to the other for any delay in performance or failure to perform, in whole or in part, when due to labor dispute, strike, war or act of war (whether an actual declaration is made or not), insurrection, riot, civil commotion, act of public enemy, accident, fire, flood, or other act of God, act of any government authority judicial action, or similar causes beyond the reasonable control of such party. If an event of force majeure occurs, the other party shall be immediately notified.

     (E) Neither this Agreement, Toshiba's purchase orders, or any of the Services shall he assigned or subcontracted by Tanisys without prior written approval of Toshiba.

     (F) More than one counterpart of this Agreement may be executed by the parties, and each fully executed counterpart shall be deemed an original.

     (G) Headings appearing in this Agreement are used for convenience only and shall not be used in any manner whatsoever for purposes of interpretation of this Agreement.

     (H) This Agreement shall be interpreted in all respects in accordance with the laws of the State of Texas, except for that body of law known as conflicts of laws.

                                  18. ARBITRATION

     (A) Toshiba and Tanisys shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiation between executives who have authority to settle the controversy. The executive will be at the CEO, CEO or COO level and will not have had direct responsibility for administration of this Agreement.

Either party may give the other written notice of any dispute not resolved in the ordinary course of business. Within fifteen (15) business days after delivery of the notice the party receiving the notice shall submit to the other a written response.

     The notice and response shall include a statement of the party's positions regarding the matter in dispute, a summary of arguments in support, and the name and title of the executive who will represent that party and any other person who will accompany that executive. Within 30 days after delivery of the initial notice, the designated executives shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary to attempt to resolve the dispute. All reasonable request for information made by one party to the other shall be honored in a timely fashion.

     All negotiations conducted pursuant to this Section 18 (and any of the party's submissions in contemplation hereof) shall be kept confidential by the parties and shall be treated by the parties and their respective representatives as compromise and settlement negotiations for purposes of the Federal Rules of Evidence and any similar state rules.

     (B) If any matter in dispute arising under this Agreement has not been resolved within sixty (60) days after delivery of the notice or if the parties fail to meet within thirty days (30) days, the matter will be submitted to binding arbitration. Either party may initiate binding arbitration as contemplated herein.

     Either party (the claimant) may give written notice to the other (respondent) of its intention to arbitrate, which notice shall contain a statement setting forth the nature of the dispute, the amount involved, if any, and the remedy sought, and file with the appropriate office of the American Arbitration Association three copies of the notice and three copies of the arbitration provision of this Agreement, together with the appropriate filing fee as provided in the Schedule on page 21 of the AAA Commercial Rules as Amended and Effective on November 2, 1993.

     The AAA shall give notice of such filing to the respondent which may file an answering statement in duplicate with the AAA within ten days after notice from the AAA, in which event the respondent shall at the same time send a copy of the answering statement to the claimant. If a counterclaim is asserted, it shall contain a statement setting forth the nature of the counterclaim, the amount involved, if any, and the remedy sought. If a counterclaim is made, the appropriate fee shall be forwarded to the AAA with the answering statement. If no answering statement is filed within the stated time, it will be treated as a denial of the claim. Failure to file an answering statement shall not operate to delay the arbitration.

     (C) The AAA Commercial Arbitration Rules, as modified or revised by the provisions herein, shall govern these proceedings. The arbitration shall be conducted by three arbitrators, one selected by each party and the third selected by those two arbitrators. After the arbitrators are selected, the parties agree to try in good faith to settle the dispute by mediation administered by the American Arbitration Association under its Commercial Mediation Rules.

     (D) The place of the arbitration proceedings shall in Austin, Texas. The decision of the arbitration panel shall be rendered in writing.

     (E) The parties agree that procedural rules will be those of the State in which the arbitration is to occur, as amended by this Agreement. In addition, the parties agree that discovery will take place informally to the extent possible through document production, interrogatories limited to identification of witnesses and documents and no more than five (5) depositions per side.


IN WITNESS THEREOF, the parties hereto have caused this Manufacturing Services Agreement to be executed by their duly authorized representatives as of the date first written above.

TANISYS TECHNOLOGY, INC.                         TOSHIBA AMERICA ELECTRONIC
                                                 COMPONENTS, INC.


By: /s/ Charles T. Comiso                        By: /s/ Robert J. Brown
------------------------------------------       ------------------------------
Printed Name: Charles T. Comiso                  Printed Name: Robert J. Brown


Title: President & Chief Executive Officer       Title: President/COO
------------------------------------------       ------------------------------


Date:  3/19/98                                   Date:  3/23/98
------------------------------------------       ------------------------------


By: /s/ Joe O. Davis
-------------------------------
Printed Name: Joe O. Davis

Title: Chief Financial Officer
-------------------------------


Date:  March 19, 1998
------------------------------